Filed Pursuant to Rule 433
Registration No. 333-106040
American International Group, Inc.
Terms of LIBOR Based Medium Term Note
Due November 27, 2046

Trade Date:	November 14, 2006

Settlement Date:	November 21, 2006

Issuer:	American International Group, Inc. (the “Issuer”)

Issuer Bond Rating:	Aa2 (Stable) / AA (Stable) / AA (Stable)

Type of Security:	LIBOR Floating Rate Notes (as defined in the prospectus).

Principal Amount:	$20,000,000

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 27th of February, May, August and November, commencing February 27, 2007

Interest Reset Dates:	Quarterly on the 27th of February, May, August and November

Interest Determination Dates:	On the second business day prior to each Interest Reset Date.

Maturity:	November 27, 2046

Redemption of the Notes:	The Notes may not be redeemed, at the option of the Issuer, prior to November 27, 2036. On that date and thereafter the Notes may be redeemed semi-annually on interest payment dates, at the option of the Company, in whole or in part, upon a written notice of a minimum of 30 calendar days. The Notes will be redeemable on the redemption dates and redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Redemption Date	Redemption Price
November 27, 2036	105.000%
November 27, 2037	104.500%
November 27, 2038	104.000%
November 27, 2039	103.500%
November 27, 2040	103.000%
November 27, 2041	102.500%
November 27, 2042	102.000%
November 27, 2043	101.500%
November 27, 2044	101.000%
November 27, 2045, thereafter to, but excluding maturity	100.500%

Repayment at Option of Holder:	The Notes will be repayable at the option of the holder, in whole or in part, on or after November 27, 2016. The Notes will be repayable semi-annually on interest payment dates upon written notice of a minimum of 30 calendar days. The Notes will be repayable based on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Repayment Date	Repayment Price
November 27, 2016	98.500%
November 27, 2017	98.688%
November 27, 2018	98.875%
November 27, 2019	99.063%
November 27, 2020	99.250%
November 27, 2021	99.438%
November 27, 2022	99.625%
November 27, 2023	99.813%
November 27, 2024 and thereafter	100.000%

Public Offering Price:	100.0000%

Gross Fees:	1.00000%

Final Proceeds:	$19,800,000

Interest Rate:	The interest rate will be reset quarterly based on the three-month LIBOR rate which appears on Telerate page 3750. The first coupon will be set on November 17, 2006

Coupon:	3 month Libor -16 bps

Day Count:	Actual/360

Initial Interest Rate:	TBD

MTN Agent:	Bear, Stearns & Co. Inc.

CUSIP:	TBD
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear Stearns’ Prospectus Dept. toll free 1-866-803-9204.